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                                       [LETTERHEAD]


     Contact:  Clark C. Grant                             For Immediate Release
     Executive VP of Finance, Treasurer                   ----------------------
                                                           September 16, 1996

          Buffets, Inc. today announced that, based upon a preliminary review of results for the first eight weeks of the twelve-week fiscal third quarter ending October 9, 1996, the Company expects that net earnings for the fiscal third quarter, excluding expenses and other costs associated with the planned merger with HomeTown Buffet, Inc., will be below the $6,715,000 net earnings reported for the same period in fiscal 1995. Although four weeks remain in the third quarter, the soft sales reported in Buffets, Inc.'s August 7, 1996 press release have continued during the quarter throughout much of the country. The company believes that this could be due at least in part to the hurricanes in the East and the recent Olympic Games. In addition, as previously reported, the Company expects that a large percentage of the new restaurants planned to open in fiscal 1996 will open in the fourth quarter. Fewer openings during the first three quarters of 1996 will negatively impact third quarter results.

          Final results for the fiscal third quarter will be announced on or about October 30, 1996.

          The statement set forth above concerning the Company's expectations regarding fiscal third quarter net earnings is forward-looking. During the remaining four weeks of the fiscal third quarter, a number of factors could cause actual results to differ from current expectations, including weather conditions, the success of the Company's advertising program, changes in food supply costs and general economic conditions. In addition, the ability of the company to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain qualified restaurant managers and the availability of capital.